Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan and the Employee Stock Purchase Plan of SciClone Pharmaceuticals, Inc. of our reports dated March 16, 2010, with respect to the consolidated financial statements and schedule of SciClone Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of SciClone Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
August 9, 2010